Rackspace Technology Announces Refinancing Transactions, Significantly Reducing Debt and Securing New Money Investment

Company to Receive $275 Million of New Money to Advance Key Strategic Initiatives

Company to Launch Public Exchange Offer to All Existing Term Loan Lenders and Secured Note Holders

SAN ANTONIO, Mar. 12, 2024 – Rackspace Technology® (NASDAQ: RXT), (“Rackspace” or the “Company”), a leading end-to-end hybrid, multicloud, and AI solutions company, today announced that it has closed a private debt exchange (the “Private Exchange”) with certain of its creditors representing more than 72% of the Company’s first lien term loans and more than 64% of its first lien notes, as well as 100% of its Revolving Credit Facility (“RCF”) commitments.

Through the Private Exchange, Rackspace has eliminated more than $375 million of net debt and has received $275 million of new money (the “New Money Financing”) that will come to the balance sheet as additional liquidity to advance key strategic initiatives. Additionally, the maturities on the RCF and other participating senior debt facilities were extended to May 2028.

In connection with the transaction, the Company plans to launch a public debt exchange offer (the “Public Exchange Offer”) to all its outstanding lenders and first lien noteholders. The Public Exchange Offer will offer existing lenders and first lien noteholders new term loans or new first lien notes, as applicable, with an improved security position, tighter covenants, and other restrictions. Through full participation in the Public Exchange Offer, the Company has the opportunity to eliminate more than $600 million in net debt, reducing net annual interest expense by approximately $13 million.

These transactions represent another significant step forward in the Company’s capital structure evolution. Following the closing of the Public Exchange Offer and assuming full participation, Rackspace will have raised $575 million of new capital over the past 12 months, reducing the Company’s net financial debt by over $900 million during such period and lowering its net annual interest expense by approximately $40 million. In addition, with the extension and amendment of the RCF, Rackspace will continue to have access to the full $375 million available under the RCF, bringing total liquidity to over $700 million.

“By both significantly reducing our debt and infusing new capital, this transaction strengthens Rackspace Technology’s financial position and enhances our ability to continue delivering value to our customers with industry-leading hybrid, multicloud and AI solutions,” said Amar Maletira, Chief Executive Officer of Rackspace Technology. “The confidence of our financial partners is an encouraging testament to the momentum we have achieved over the last year, and we look forward to accelerating execution of our strategic growth initiatives.”

There will be no change in Rackspace’s equity ownership as a result of the transaction, which significantly decreases the Company’s debt balance and reduces its interest expense.

Advisors
Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel for the Company, PJT Partners LP served as investment banker for the Company, and C Street Advisory Group served as strategic communications advisor in the transaction. Latham & Watkins LLP served as legal counsel to the special committee of the Company’s board of directors.

About Rackspace Technology
Rackspace Technology is a leading end-to-end hybrid, multicloud, and AI solutions company. We design, build, and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products, and adopt innovative technologies.

Important Information
This press release is for informational purposes only and does not constitute or form part of any offer or invitation to purchase or sell, or any solicitation of any offer to sell or purchase, notes or any other securities or debt instruments, and neither this press release nor any part of it, nor the fact of its release, shall form the basis of, or be relied on or in connection with, any contract therefor. The Public Exchange Offer for the Company’s existing first lien notes will be made only by and pursuant to the terms and conditions of a confidential offering memorandum that will only be made available to eligible holders of the Company’s existing first lien notes. The complete terms and conditions of the Public Exchange Offer for the Company’s existing first lien notes will be set forth in such confidential offering memorandum. The Public Exchange Offer for the Company’s existing term loans will be made only by and pursuant to the terms and conditions of an exchange agreement that will only be made available to holders of the Company’s existing term loans. The complete terms and conditions of the Public Exchange Offer for the Company’s existing term loans will be set forth in such exchange agreement. Neither the Company nor any of its affiliates takes any position or makes any recommendation as to whether or not eligible holders should participate in the Public Exchange Offer for the Company’s existing first lien notes or existing term loans once commenced.

Forward-Looking Statements
The Company has made statements in this press release that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this press release are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements include statements related to the Private Exchange, the Public Exchange Offer, the New Money Financing, the anticipated benefits of the Private Exchange, the Public Exchange Offer and the New Money Financing, and the Company’s strategic initiatives, among other things. The Public Exchange Offer will be subject to customary closing conditions. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. The Company cautions that these statements are subject to risks and uncertainties, many of which are outside of its control, and could cause future events or results to be materially different from those stated or implied in this press release, including among others, risk factors that are described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

Media Contact
Natalie Silva, publicrelations@rackspace.com

Investor Relations Contact
Sagar Hebbar
ir@rackspace.com